UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Steel Dynamics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ADDITIONAL INFORMATION REGARDING THE 2020 ANNUAL MEETING TO BE HELD ON MAY 8, 2020

The following notice of change of location relates to the Steel Dynamics, Inc. (the “Company”) Notice of 2020 Annual Meeting and Proxy Statement, dated March 24, 2020 (the “Proxy Statement”). This notice is being made available to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Company’s 2020 Annual Meeting to be held on May 8, 2020 at 9:00 a.m. Eastern Daylight Time. This supplement is being filed with the Securities and Exchange Commission and is being made available to stockholders on or about April 27, 2020.

All references in the Proxy Statement and related proxy materials to the previously scheduled location of the meeting are superseded and replaced by the information contained in the following notice of change of location.

The following notice of change of location should be read in conjunction with the Proxy Statement.

Press Release

April 27, 2020

7575 W. Jefferson Blvd.

Fort Wayne, IN 46804

Steel Dynamics Announces a Change of Location for the

Company’s 2020 Annual Meeting

FORT WAYNE, INDIANA, April 27, 2020 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced that it has changed the location of its 2020 Annual Meeting due to considerations surrounding the coronavirus outbreak (COVID-19) and Indiana state guidelines. The Company will hold its 2020 Annual Meeting in a separate conference center at its Corporate Office located at 7575 West Jefferson Boulevard, Fort Wayne, Indiana 46804. The date and time remain unchanged at May 8, 2020 at 9:00 a.m. Eastern Daylight Time.

Steel Dynamics will make available an audio recording of the business portion of the 2020 Annual Meeting, which will be posted the following day on the Steel Dynamics website, www.steeldynamics.com, under the heading “Investors.” This notice should be read in conjunction with the Steel Dynamics Notice of 2020 Annual Meeting and Proxy Statement, dated March 24, 2020, and other than the change of location, no other changes have been made to the Proxy Statement.

Contact: Tricia Meyers, Investor Relations Manager—+1.260.969.3500